Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-07225, 333-39948, 333-106394, 333-118140, 333-141577, 333-156010, 333-161378, 333-174807, 333-189127, 333-196164, 333-204403, 333-211459, 333-218072, 333-218074, 333-231715, and 333-256334 on Forms S-8 and Registration Statement No. 333-156009 on Form S-3 of our reports dated February 25, 2022, relating to the consolidated financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2022